[DATE]

[NAME]


         Re:      Change in Control Agreement

Dear ________:


     The following is an agreement ("Agreement" hereinafter refers to this agreement, including Appendicies A and B hereto) between you and First Consulting Group, Inc., a Delaware corporation (the "Company"), pursuant to which you shall receive the payments and benefits described below in the event of a Change in Control (as defined below), under the terms, and subject to the conditions, set forth below:

1. (a) Subject to Section 3, in the event of a Change in Control, you shall receive the payment and benefits described in subsections (c), (d) and
          (e) from the Company if, at any time during the period beginning one
          (1) month prior to the date of the Change in Control and ending thirteen (13) months after the date of the Change in Control, your employment with the Company terminates because of any of the following: (i) the Company terminates your employment without Cause (as defined below), (ii) you terminate your employment with the Company for Good Reason (as defined below), or (iii) your employment with the Company terminates by reason of your death or your Disability (as defined below). If you terminate your employment with the Company for Good Reason, you will only receive the payment and benefits described in subsections (c), (d) and (e) if you terminate your employment not later than thirty (30) days after the first calendar year in which any event constituting Good Reason occurs. Also, subject to Section 3, in the event of a Change in Control, you shall receive the payment described in subsection (f) from the Company if: (i) you are employed by the Company on the date of the Change in Control, or
          (ii) at any time during the period beginning one (1) month prior to the date of the Change in Control and ending on the date immediately prior to the date of the Change in Control, the Company terminates your employment without Cause. For purposes of this Agreement, your employment with the Company will include employment with the Company or any of its subsidiaries, or any successor or assignee of the Company or any of its subsidiaries or affiliates, and your employment with the Company will terminate on the date you ceased to be employed by any and all of the foregoing.

     (b)  You will not receive the payment and benefits described in subsections
          (c), (d) and (e) if your termination of employment with the Company is not described in subsection (a). You will not receive the payment described in subsection (f) if your employment with the Company terminates prior to the date of the Change in Control (unless the Company terminates your employment without Cause during the period beginning one (1) month prior to the date of Change in Control and ending on the date immediately prior to the Change in Control).

     (c) Subject to subsection (g) and Section 4, you shall receive a lump sum payment in the amount of [Executive Committee members - two hundred percent (200%)] [Other Vice Presidents Selected by Compensation Committee - one hundred fifty percent (150%)](1) of your Annual Base Salary (as defined below). Such lump sum payment shall be made in cash not later than ten (10) days after your General Release (as defined below) becomes effective in accordance with the terms thereof.

     (d) You shall receive, without payment of any applicable premium, for a period of [Executive Committee members - twenty-four (24) months] [Other Vice Presidents Selected by Compensation Committee - eighteen
          (18) months] after the date your employment with the Company terminates, continuation coverage under the group health plans of the Company and its subsidiaries, as required by under Title I, Subtitle B, Part 6 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations thereunder (collectively, "COBRA"), for you, your spouse and your dependent children. The Company shall pay on your behalf any applicable premium for such COBRA continuation coverage for you, your spouse and your dependent children for the period described in the preceding sentence, to the extent you, your spouse and your dependent children are entitled to COBRA continuation coverage. Following such period, you, your spouse and your dependent children will be required to pay any applicable premium for such COBRA continuation coverage for any subsequent period during which such COBRA continuation coverage remains in effect. You, your spouse and your dependent children will be provided only such continuation coverage as is required under COBRA, and the Company shall pay any applicable premium for the period described in the first sentence only to the extent that continuation coverage is elected by and provided to you, your spouse or your dependent children under COBRA. The COBRA continuation coverage provided to you, your spouse and your dependent children will be subject to the terms and conditions of the group health plans of the Company, and the provisions of COBRA, as in effect from time to time, and this Agreement shall not restrict in any way the Company's right to amend, modify or terminate any group health plan of the Company and its subsidiaries. To the extent required by COBRA, COBRA continuation coverage will be provided under this subsection (c) under the group health plans of any successor or assignee of the Company or any of its subsidiaries or affiliates.

---------------------
(1) The Executive Committee Members that have entered into this Agreement are Luther Nussbaum (Chairman and CEO), Steven Heck (President), Mitch Morris (Executive Vice President), Thomas Underwood (Executive Vice President) and Thomas Watford (Executive Vice President and Interim CFO). In addition, FCG has entered into an Agreement with its two other Section 16 officers, Philip Ockelmann (Chief Accounting Officer and Controller) and Michael Zuercher (General Counsel).

     (e) Subject to subsection (g) and Section 4, you shall receive executive outplacement assistance benefits through such outplacement assistance provider as is selected by the Company. The Company shall pay on your behalf any fees and expenses for such executive outplacement assistance benefits. The Company shall determine the nature, extent and duration of the executive outplacement assistance benefits provided to you; provided that such benefits shall be consistent with outplacement benefits historically provided by the Company.

     (f) Subject to subsection (g) and Section 4, you shall receive a lump sum payment in the amount of your pro-rated target cash bonus for the bonus period during which the date of the Change in Control occurs. The amount of such lump sum payment shall equal: (i) the amount of your target cash bonus under the Company's bonus plan or program, as in effect immediately prior to the Change in Control (or, if earlier, immediately prior to the termination of your employment with the Company) for the bonus period (as determined under such plan or program) in which the date of the Change in Control occurs, multiplied by (ii) a fraction, the numerator of which is the number of days during the period commencing on the first day of the bonus period and ending on the date of the Change in Control, and the denominator of which is the number of days during the bonus period. Such lump sum payment shall be made in cash not later than ten (10) days after the date of the Change in Control (or, if applicable, not later than ten
          (10) days after your General Release becomes effective in accordance with the terms thereof).

     (g) The payments and benefits under subsections (c), (e) and (f) shall be made not later than the date that is two and one-half months following the first calendar year in which your right to such payment and benefits are no longer subject to a "substantial risk of forfeiture," within the meaning of Section 409A of the Code and the Treasury Regulations thereunder.

2. For purposes of this Agreement, your "Annual Base Salary" shall equal your greatest annual rate of base salary from the Company and its subsidiaries (and any successor or assign of the Company and its subsidiaries and affiliates) in effect at any time during the period beginning ninety (90) days prior to the date of the Change in Control and ending on the date your employment with the Company terminates.

3. The Company's obligation to provide the payment and benefits described in Sections 1(c), (d) and (e), and the Company's obligation to provide the payment described in Section 1(f) (in the event the Company terminates your employment without Cause during the period beginning one (1) month prior to the date of the Change in Control and ending on the date immediately prior to the date of the Change in Control), shall be subject to your execution of a general release of claims in form and substance set forth on Appendix A hereto, providing for a release of any and all claims (whether known or unknown and including, without limitation, claims arising after the date hereof) and waiver of certain rights that you may have against the Company or its subsidiaries and affiliated parties (or any successor or assignee of the Company or its subsidiaries or affiliated parties) (the "General Release"), your delivery of the General Release to the Company and the General Release becoming effective in accordance with the terms thereof. The Company shall provide you with the form of the General Release for signature not later than five (5) days after your employment with the Company terminates (or, if later, five (5) days after the date of the Change in Control). To the extent required in the preceding sentence, in order to receive the payments and benefits described in Section 1, you (or, in the event of your death, your legal representatives or executors) must execute the General Release and deliver the General Release to the Company not later than thirty (30) days after your employment with the Company terminates (or, if later, thirty (30) days after the Change in Control) (or such later date as is provided under the terms of the General Release) and the General Release must become effective in accordance with the terms thereof. The Company's obligation to provide the payment described in
     Section 1(f), in the event you are employed by the Company on the date of the Change in Control, shall not be subject to your execution and delivery of a general release of claims.

4. (a) Notwithstanding subsections 1(c), (e) and (f), in the event that any payment or benefit to you, or for your benefit or on your behalf, payable or distributable, pursuant to the terms of this Agreement (before application of this Section 4), or any payment or benefit to you, or for your benefit or on your behalf, paid or payable or distributed or distributable, pursuant to the terms of any other agreement, arrangement or plan with or of the Company or any Affiliate (as defined below) (any such payment or benefit under this Agreement or such other agreement, arrangement or plan, a "Payment"), or any portion of a Payment, would be a "parachute payment" under Section 280G of the Code (or any successor provision thereto), and if the payments or benefits to be made to you under subsection 1(c), (e) or
          (f) (before the application of this Section 4), or any portion thereof, would be a "parachute payment", then: (i) the payment or benefits to be made to you under subsections 1(c), (e) and (f) (before the application of this Section 4) shall be reduced to the extent necessary to cause each Payment (or portion thereof) not to be a "parachute payment", and (ii) if no such reduction is sufficient to cause each Payment (or portion thereof) not to be a "parachute payment", the payment and benefits to be made to you under subsections 1(c), (e) and (f) shall be reduced to zero. This Section 4 shall apply only if any payment or benefit to you, or for your benefit or on your behalf, payable or distributable pursuant to the terms of this Agreement otherwise would be a "parachute payment". This Section 4 shall not affect your rights to benefits under subsection 1(d). For purposes of this Section 4, an "Affiliate" shall mean any successor to all or substantially all of the business and/or assets of the Company, any person acquiring ownership or effective control of the Company, or ownership of a substantial portion of the assets of the Company, or any person whose relationship to the Company or such person is such as to require attribution under Section 318(a) of the Code.

     (b) All determinations are required to be made under this Section 4 shall be made by the independent certified public accountants serving as the auditors for the Company immediately prior to the Change in Control (the "Accountants"). In the event that such accountants are also serving as the auditors for the individual, entity or group effecting the Change in Control, you shall appoint other nationally recognized independent certified public accountants, reasonably acceptable to the Company, to make the determinations required hereunder (which accountants shall then be referred to as the Accountants hereunder). All fees and expenses of the Accountants incurred in making the determinations shall be paid by the Company. The Accountants shall make the determinations required to be made under this Section 4 based on the Code, the Treasury Regulations and other relevant authorities. The Company and you shall provide such information as the Accountants reasonably determine necessary for such determinations, and the Accountants may make such assumptions as are necessary and appropriate for purposes of such determinations. The determinations by the Accountants under this Section 4 shall be final, binding and conclusive with respect to the rights and obligations of the Company and you under the Agreement.

5.   The following definitions are applicable under this Agreement:

     (a) "Cause" shall mean only: (i) your willful theft or embezzlement of funds of the Company; (ii) your conviction of a felony, or any other criminal conviction for fraud, embezzlement, or other act of moral turpitude; (iii) your willful violation of any law or regulation applicable to the Company's business, including any federal or state securities laws; or (iv) your willful and continued failure to perform substantially your duties and responsibilities with the Company (other than any such failure resulting from personal leave or incapacity due to injury, accident, illness, or physical or mental incapacity) consistent with lawful directions of the Company after you have received a written demand for substantial performance from the Board of Directors of the Company (the "Board") that specifically identifies the manner in which the Board believes in good faith that you have not substantially performed your duties and responsibilities. Notwithstanding the foregoing, the conduct specified in subsections
          (i) through (iv) shall not constitute or be deemed to constitute "Cause" if it is of such a nature that substantially all detriment otherwise resulting to the Company from it can be cured or eliminated by appropriate action, and you cause such action to be taken within ten (10) business days following receipt of notice from the Company that it desires to terminate your employment for "Cause." For purposes of this definition, no act on your part shall be considered "willful" unless it is done by you in bad faith or without reasonable belief that your action was in the best interests of the Company. Any act based upon authority given pursuant to the charter documents of the Company or a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively deemed to be done by you in good faith and in the best interests of the Company.

     (b) "Change in Control" shall mean any of the following transactions or events occurring on or after the date hereof: (i) a dissolution, liquidation, or sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation; (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (iv) the individuals who, as of the date hereof, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least 50% of the Board, provided, however, that if the election, or nomination for election, by the Company's stockholders of any new director was approved by a vote of at least 50% of the Incumbent Board, such new director shall, for purposes of this definition, be considered as a member of the Incumbent Board. Notwithstanding the foregoing sentence, a merger, consolidation or reverse merger described in clause (ii) or (iii) shall not be a "Change in Control" for purposes of this Agreement, if such merger, consolidation or reverse merger results in the Company's common stock outstanding immediately before the merger, consolidation or reverse merger continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the merger, consolidation or reverse merger, controls, directly or indirectly, the Company or otherwise succeeds to the business of the Company (the Company or such other person, hereinafter referred to as the "Successor Entity")), directly or indirectly, at least 50% of the combined voting power of the Successor Entity's outstanding voting securities immediately after the merger, consolidation or reverse merger. For purposes of this Agreement, in the event of a "Change in Control" (as defined in the preceding sentence), no transaction or event occurring after the date of such "Change in Control" shall be a "Change in Control."

     (c) "Disability" shall mean that you are: (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company, as determined in accordance with
          Section 409A(a)(2)(C) of the Code and the Treasury Regulations thereunder.

     (d) "Good Reason" shall mean any of the following events occurring on or after the date hereof: (i) a reduction in your annual rate of base salary, or your target cash bonus, from the Company, as in effect immediately prior to the Change in Control (or, if earlier, immediately prior to the termination of your employment with the Company), or the failure of the Company to make you eligible for any long term incentive compensation plan or program in which similarly situated executives of the Company are eligible; (ii) the failure of the Company to provide you with a package of welfare benefit plans which, taken as a whole, provides substantially similar benefits to those in which you were entitled to participate immediately prior to the Change in Control (or, if earlier, immediately prior to the termination of your employment with the Company) (except that employee contributions may be raised to the extent of any cost increases imposed by third parties); (iii) a substantial diminution in your responsibilities, or authority, as in effect immediately prior to the Change in Control (or, if earlier, immediately prior to the termination of your employment with the Company), excluding for this purpose an isolated, insubstantial and inadvertent diminution not taken in bad faith which is remedied by the Company promptly after notice thereof is given by you; or (iv) a request that you relocate your principal worksite with the Company to a worksite that is more than thirty-five (35) miles from your prior principal worksite with the Company, as in effect immediately prior to the Change in Control (or, if earlier, immediately prior to the termination of your employment with the Company), unless you accept such relocation request in writing.

6. You hereby acknowledge and agree to fulfill your continuing obligations, both during and after your employment with the Company, to abide by the terms of that certain Vice President Agreement between you and the Company dated ______________.

7. This Agreement shall not be construed as a contract of employment between you and the Company or any subsidiary of the Company, and shall not provide you with the right to be retained in the employ of the Company or any subsidiary of the Company (or any successor or assignee of the Company or any subsidiary or affiliate thereof) with the Company, as in effect immediately prior to the Change in Control. This Agreement shall not interfere with the rights of the Company or any subsidiary of the Company (or any successor or assignee of the Company or any subsidiary or affiliate thereof) to terminate your employment at any time, with or without Cause, for any reason or no reason, and with or without notice, except as otherwise agreed to with the Company, as in effect immediately prior to the Change in Control in writing. This agreement shall not prohibit the Company or any subsidiary of the Company (or any successor or assignee of the Company or any subsidiary or affiliate thereof) from providing you with additional separation benefits or other compensation in its sole discretion.

8. Except for the Vice President Agreement described in Section 6, this Agreement represents the complete understanding between the Company and you regarding the subject matter hereof and supersedes any and all prior agreements, representations, warranties and covenants, written or oral, express or implied, with respect to the subject matter hereof (including, without limitation, any prior severance agreements). This Agreement may only be amended, modified or terminated by a written amendment executed by the Company and you.

9. This Agreement is binding on the Company and its successors and assigns, and you. The Company shall require that any successor or assignee of the Company expressly assume and agree to perform the obligations of the Company under this Agreement and references to the "Company" thereafter shall include such successor or assignee to the Company.

10. This Agreement shall inure to the benefit of, and be enforceable by, your legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If you are entitled to receive any payment or benefit under this Agreement, and you are adjudged to be legally incapable of giving valid receipt and discharge for such payment or benefit, such payment or benefit shall be paid to your duly appointed and acting legal guardian, if any, and if no such legal guardian is appointed and acting, to such persons as the Company may designate. Such payments and benefits shall, to the extent made, be a complete discharge for such payments and benefits under this Agreement.

11. All notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

                      To the Company at            First Consulting Group, Inc.
                                                   111 W. Ocean Blvd., 4th Floor
                                                   Long Beach, CA  90802
                                                   Attn:  Corporate Secretary

                      or to you at:                ___________________________

                                                   ___________________________,

           or to such other address as either party may designate to the other in a written notice provided in accordance with this Section 11.

12. No waiver, by conduct or otherwise, by any party of any term, provision, condition or covenant of this Agreement shall be deemed or construed as a further or continuing waiver of any such term, provision, condition or covenant or as a waiver of a similar or dissimilar term, condition, provision or covenant at the same time or at any prior or subsequent time.

13. Your rights under this Agreement may not be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of, and any such purported sale, exchange, transfer, assignment, pledge, hypothecation or disposition shall be null and void. Your rights or interest under this Agreement shall not be subject in any manner to transfer by operation of law, and shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies, garnishment and/or executions or other legal or equitable process or proceedings against you, to the fullest extent which may be permitted by law.

14. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to the conflicts of laws principles thereof. Each party to this Agreement has had an opportunity to review this Agreement with legal counsel and negotiate the terms and conditions of this Agreement. This Agreement shall be considered prepared by both of the parties and shall not be construed or interpreted against either party. This Agreement is intended to satisfy the short-term deferral exception to the requirements of Section 409A of the Code, as set forth in Internal Revenue Service Notice 2005-1, and shall be interpreted, construed and administered in accordance with such exception.

15. All payments and benefits provided under this Agreement shall be paid net of any withholding required by applicable law, and the Company shall withhold any taxes required to be withheld from any payment or benefit under this Agreement as required by applicable law.

16. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. You and the Company agree to arbitrate any controversy or dispute arising out of, or related to, this Agreement or the General Release (once executed), and to waive the right to a jury trial, as set forth in Appendix B hereto.

19. This Agreement shall terminate upon the full payment of the payment and benefits to be provided to you, and your spouse and dependent children, pursuant to this Agreement; provided, however, that the termination of this Agreement shall not terminate or otherwise affect the General Release provided by you in accordance with Section 3 (or the rights of the Company and other releasees under the General Release), which shall remain in full force and effect following the termination of this Agreement. Unless terminated as provided in the preceding sentence, this Agreement shall terminate on the fifth anniversary of the date hereof, if a Change in Control has not occurred prior to such anniversary, and no payments or benefits will be paid to you, and your spouse and dependent children, under this Agreement following such termination.

     Please indicate your acceptance of and agreement to the terms of this Agreement below.

                                           FIRST CONSULTING GROUP, INC.


                                           By: _______________________________

                                           Title: ____________________________

AGREED AND ACCEPTED:

______________________________

Address:

______________________________

                                   Appendix A

                             Form of General Release

1. Change in Control Agreement. This General Release is made in accordance with Section 3 of the Change in Control Agreement, dated __________, 2005, between you and First Consulting Group, Inc. (the "Change in Control Agreement"). Capitalized terms not defined in this General Release will have the meanings set forth in the Change in Control Agreement.

2. General Release of the Company and its Subsidiaries and Affiliates. You hereby release, acquit and forever discharge each of the Company and its subsidiaries and their respective parents and subsidiaries, and each of their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates (the "Releasees), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Effective Date (as defined below) of this General Release, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company and its subsidiaries and any other Releasee or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options or any other ownership interests in any Releasee, vacation pay, fringe benefits, expense reimbursements, severance pay or any other form of compensation; claims arising from any employment agreement or arrangement between you and the Company and its subsidiaries and any other Releasee; claims pursuant to any federal, state or local law, statute or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing (collectively, "Claims"). You further agree not to initiate or continue any action or proceeding based upon the Claims released in this General Release. Notwithstanding the foregoing, your release of the Company and the other Releasees in accordance with this General Release shall not be deemed to release (i) any of the duties or obligations of the Company under the Change in Control Agreement; (ii) any of your rights as a stockholder of the Company, (iii) any of your rights under any stock option and other stock award from the Company, or (iv) any of your rights under the employee benefit plans of the Company or its subsidiaries.

3. [If Applicable] ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights or claims you may have under the ADEA. You also acknowledge that the consideration given for your waiver and release is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this General Release; (b) you have been advised hereby to consult with an attorney prior to executing this General Release; (c) you have twenty-one
     (21) days to consider this General Release (or, in the event that the termination of your employment is in connection with an exit incentive or other employment termination program, forty-five (45) days to consider this General Release) (although you may choose to voluntarily execute this General Release earlier, if you execute this General Release voluntarily and after having had the opportunity to consult with an attorney); (d) in the event that the termination of your employment is in connection with an exit incentive or other employment termination program, you have been provided with written information, calculated to be understood by the average individual eligible to participate, as to: (i) any class, unit, or group of individuals covered by such program, any eligibility factors for such program, and any time limits applicable to such programs; and (ii) the job titles and ages of all individuals eligible or selected for the program, and the ages of all individuals in the same job classification or organizational unit who are not eligible or not selected for the program;
     (e) you have seven (7) days following your execution and delivery of this General Release to revoke the General Release; and (f) this General Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this General Release is executed by you (the "Effective Date"). In the event this General Release is revoked by you, this General Release will be null and void in its entirety, and you will not receive the payments and benefits described in the Change in Control Agreement. If you wish to revoke the General Release, you must deliver written notice stating your intent to revoke this General Release to the Corporate Secretary of the Company on or before the seventh
     (7th) day after the date you executed and delivered this General Release.



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

4. Section 1542 Waiver. In giving the above release, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows:

              "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

       You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims you may have against an any Releasee.

5. No Assignment of Claims. You represent and warrant to the Releasees that there has been no assignment or other transfer of any right or interest in any Claim which you may have against the Releasees, or any of them, and you agree to indemnify and hold the Releasees, and each of them, harmless from any liability, claims, demands, damages, costs, expenses and attorneys' fees and costs incurred as a result of any person asserting any such assignment or transfer of any right or interest in any of the Claims under any such assignment or transfer from such party.




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

6. No Suits or Actions. You agree that if you hereafter commence, join in, or in any manner seek relief through any action, suit or proceeding arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner assert against the Releasees any of the Claims released hereunder, then you will pay to the Releasees against whom such action, suit or proceeding or Claim is asserted, in addition to any other damages caused thereby, all attorneys' fees and other costs incurred by such Releasees, or any of them, in defending or otherwise responding to said action, suit or proceeding or Claim [Insert only for employees age 40 and above] [; provided, however, that you shall not be obligated to pay attorneys' fees and other costs incurred by such Releasees, or any of them, to the extent such action, suit, proceeding or Claim is brought to contest the validity of this General Release under the Age Discrimination in Employment Act and/or the Older Workers Benefit Protection Act].

7. No Admission. You further understand and agree that neither the payment of the payments and benefits under the Change in Control Agreement nor this General Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees.

                                   Appendix B

                                   Arbitration


1. Agreement to Arbitrate All Disputes - Waiver of Jury Trial.

     (a) Except as provided in Section 2 below, any controversy or dispute arising out of, or related to, the Agreement or the General Release (once executed), which establishes a legal or equitable cause of action ("Cause of Action") between any two or more Persons Subject to Arbitration (defined below), including without limitation any controversy or dispute, whether based on contract, common law, or federal, state or local statute or regulation, arising out of, or related to, the Agreement or the General Release (once executed), shall be submitted to final and binding arbitration as the sole and exclusive remedy for such controversy or dispute. It is the parties' intent that issues of arbitrability of any dispute shall be decided by the arbitrator.

     (b)  "Persons Subject to Arbitration" means, individually and collectively,
          (i) you, (ii) any person in privity with or claiming through, or on behalf of you based on your rights, (iii) the Company and its successors and assigns, (iv) any past, present or future affiliate, employee, officer, director or agent of the Company and its successors and assigns, and/or (v) any person or entity alleged to be acting in concert with or to be jointly liable with any of the foregoing. Persons in privity with or claiming through, on behalf of you or based on your rights include, but are not limited to, spouses and other family members, heirs, executors, representatives, successors and assigns. The affiliates of the Company and its successors and assigns include, but are not limited to, its parent and subsidiary corporations, joint ventures, and any other person or entity that controls, is controlled by or is under common control with Company or its successors or assigns.

     (c) Regardless of whether the Federal Arbitration Act would apply by operation of law, you and the Company agree that the right and duty of Persons Subject to Arbitration to resolve any controversy or dispute by arbitration shall be governed exclusively by the Federal Arbitration Act, as amended, and arbitration shall take place according to the applicable rules of the American Arbitration Association ("AAA") in effect as of the date the demand for arbitration is filed. If for any reason the Federal Arbitration Act is found not to apply or govern, the agreement to arbitrate shall be governed by applicable state law.

     (d) The arbitration shall take place before one arbitrator. Such arbitrator shall be provided through the AAA by mutual agreement of the parties to the arbitration; provided that, absent such agreement, the arbitrator shall be selected in accordance with the rules of AAA then in effect. In either event, such arbitrator may not have any preexisting, direct or indirect relationship with any party to the arbitration.

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

     (e) The arbitration shall be held at the office of AAA nearest the facility of the Company to which you were assigned prior to the dispute; provided, however, if such office is outside the state in which you reside, you may cause the arbitration to be held within your state of residence at a place mutually convenient to the parties thereto and arbitrator.

     (f) The costs to be paid by any of the Persons Subject to Arbitration identified in Section 1(b)(i) or (ii) hereof shall not include any costs unique to arbitration, nor exceed the amount such person would have had to pay in court costs had the matter been pursued in court. The Company and its successors and assigns shall be responsible for all other cost payable to AAA in connection with the arbitration, including the cost and fees of the arbitrator. The arbitrator shall award to the successful or prevailing party in arbitration (as determined by the Arbitrator) such party's reasonable attorneys' fees and expenses related to the arbitration.

     (g) The award or decision of the arbitrator shall be rendered in writing; shall be final and binding on the parties; and may be enforced by judgment or order of a court of competent jurisdiction.

     (h) The arbitrator shall have no authority to amend or modify the terms and conditions of this Appendix B, it being expressly understood and agreed that the arbitrator shall have all such powers as a court would have, sitting without a jury, to determine the validity and enforceability of any of the provisions hereof.

2. Exemptions from Arbitration. Section 1 shall not apply (a) to any claims or disputes arising out of or relating to any Company plan subject to ERISA, which claims or disputes shall be subject to ERISA, or (b) to any claims or disputes as to which applicable law not preempted by the Federal Arbitration Act prohibits resolution by binding arbitration as the exclusive remedy.

3. Limitation on Preclusive Effect. Unless prohibited by applicable law, no finding or stipulation of fact in any other arbitration, judicial or similar proceeding shall be given preclusive or collateral estoppel effect in any arbitration hereunder, and no conclusion of law in any other arbitration shall be given any weight in any arbitration hereunder, except to the extent such finding, stipulation or conclusion may have been determined in another proceeding between you and Company or any other Persons Subject to Arbitration.

4. Waiver of the Right to a Jury. YOU AND COMPANY HEREBY WAIVE ALL AND ANY RIGHT TO A JURY TRIAL. The parties waive all and any right to a jury trial as to any Cause of Action subject to Section 1 of this Appendix B. If, whether pursuant to Section 2, by operation of law, or otherwise, any Cause of Action as defined in Section 1 is not subject to arbitration, then in such other forum as the Cause of Action may be brought, except to the extent prohibited by applicable law, each of the persons or entities included in the definition of Persons Subject to Arbitration HEREBY EXPRESSLY WAIVES THE RIGHT TO HAVE ANY SUCH CLAIM DECIDED BY A JURY. Except only to the extent prohibited by applicable law, the scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of the Agreement or the General Release (once executed). This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, supplements or other modifications to this Appendix B or to any other document or agreement relating to your employment with Company.

5. Severability and Conformance to Applicable Law. This Appendix B shall be interpreted to conform to any applicable law concerning the terms and enforcement of agreements to arbitrate employment disputes. To the extent any terms or conditions of this Appendix B would preclude its enforcement, such terms shall be severed or interpreted in a manner to allow for the enforcement of this Appendix B. To the extent applicable law imposes additional requirements to allow enforcement of this Appendix B, this Appendix B shall be interpreted to include such terms or conditions.


                                      B-3